Exhibit 4.2

AMENDMENT NUMBER 1

TO

SHARE DESIGNATION

OF

SERIES A SENIOR CONVERTIBLE PREFERRED SHARES

(no par value per share)

AMENDMENT NUMBER 1 TO SHARE DESIGNATION OF SERIES A SENIOR CONVERTIBLE PREFERRED SHARES, dated as of November 20, 2020 (this “Amendment”), by and between 1847 HOLDINGS LLC, a Delaware limited liability company (the “Company”) and the Requisite Holders (as defined below). Capitalized terms used, but not otherwise defined, herein have the meanings ascribed to such terms in the Designation (as hereinafter defined).

RECITALS

A. On September 30, 2020, the Company entered into several securities purchase agreements with certain purchasers, pursuant to which the Company sold an aggregate of 2,189,835 units, at a price of $1.90 per unit, to such purchasers for an aggregate purchase price of $4,160,684. Each unit consists of (i) one (1) Series A Senior Convertible Preferred Share (a “Series A Preferred Share”) of the Company and (ii) a three-year warrant to purchase one (1) Common Share of the Company at an exercise price of $2.50 per Common Share (subject to adjustment), which may be exercised on a cashless basis under certain circumstances.

B.  On October 26, 2020, the Company entered into several securities purchase agreements, in the same form as those entered into on September 30, 2020, with additional purchasers, pursuant to which the Company sold an aggregate of 442,443 units, at a price of $1.90 per unit, to such purchasers for an aggregate purchase price of $840,640.

C.  The terms of the Series A Preferred Shares are set forth in a Share Designation of Series A Convertible Preferred Shares (the “Designation”), which was duly adopted by the Company on September 30, 2020 in accordance with the Operating Agreement.

D.  Section 7 of the Designation provides that the Designation may be amended by the Company if the Company first obtains the written consent of the holders of a majority of the Series A Preferred Shares, which majority must include Leonite Capital, LLC so long as Leonite Capital, LLC holds any Series A Preferred Shares (the “Requisite Holders”).

E. The Company and the Requisite Holders are executing this amendment to reflect the consent of the Requisite Holders and the Company to an amendment to Section 11 of the Designation as specified below.

NOW, THEREFORE, the parties hereto, intending to be legally bound and in consideration of the mutual agreements and covenants contained herein and, in the Designation, hereby agree to amend the Designation as follows:

1.  Amendment to Section 11. Section 11 of the Designation is hereby amended by adding the following paragraph to the end of Section 11:

“Notwithstanding anything to the contrary contained in this Section 11, the Conversion Price for purposes of this Section 11 shall not be adjusted to a number that is below $0.0075.”

2. Agreement Remains in Force. Except as expressly set forth in this Amendment, the Designation remains unmodified and in full force and effect.

3. Counterparts; Facsimile Execution. This Amendment may be executed in any number of counterparts and by the parties hereto on separate counterparts but all such counterparts shall together constitute one and the same instrument. Facsimile execution and delivery of this Agreement is legal valid and binding execution and delivery for all purposes.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

1847 holdings LLC

By:	/s/ Ellery W. Roberts
	Name:	Ellery W. Roberts
	Title:	Chief Executive Officer

Leonite capital, LLC

By:	/s/ Avi Geller
	Name:	Avi Geller
	Title:	Chief Investment Officer

Other Holders of Series A Preferred Shares:

Leonite LLC
Print Name Above

/s/ Avi Geller
Sign Above

If signer is an entity, specify name and title of authorized signer below:

Name:	Avi Geller

Title:	CIO

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

1847 holdings LLC

By:
	Name:	Ellery W. Roberts
	Title:	Chief Executive Officer

Leonite Capital, LLC

By:	/s/ Avi Geller
	Name:	Avi Geller
	Title:	Chief Investment Officer

Other Holders Of Series A Preferred Shares:

Firstfire Global Opportunities Fund LLC
Print Name Above

Sign Above

If signer is an entity, specify name and title of authorized signer below:

Name:

Title:

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

1847 Holdings LLC

By:
	Name:	Ellery W. Roberts
	Title:	Chief Executive Officer

Leonite Capital, LLC

By:	/s/ Avi Geller
	Name:	Avi Geller
	Title:	Chief Investment Officer

Other Holders Of Series A Preferred Shares:

Evergreen Capital Management LLC
Print Name Above

/s/ Jeffrey S. Pazdro
Sign Above

If signer is an entity, specify name and title of authorized signer below:

Name:	Jeffrey S. Pazdro

Title:	Managing Member

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